Exhibit 23.1

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 20, 2025, with respect to the consolidated financial statements of FTI Consulting, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

July 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.